UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Amplitude, Inc.

(Name of Issuer)

Common stock, $0.00001 par value per share

(Title of Class of Securities)

03213A104

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ ☐ ☒	Rule 13d-1(b) Rule 13d-1(c) Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Ventures XI-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,752,776 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,752,776 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,752,776 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by Battery Ventures XI-A, L.P. (“BV11-A”), Battery Ventures XI-B, L.P. (“BV11-B”), Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”), Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”), Battery Investment Partners XI, LLC (“BIP11”), Battery Partners XI, LLC (“BP11”), Battery Partners XI Side Fund, LLC (“BP11SF”), Battery Ventures Select Fund I, L.P. (“BV Select I”), Battery Partners Select Fund I, L.P. (“BP Select I”), Battery Investment Partners Select Fund I, L.P. (“BIP Select I”), Battery Partners Select Fund I GP, LLC (“BP Select I GP”), Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”). Agrawal, Brown, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin are collectively referred to as the “BV Managing Members” and together with Elhafed, the “BP Select Managing Members” and together with the foregoing entities, the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BV11-A. BP11 is the general partner of BV11-A and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2024.

2

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Ventures XI-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 727,346 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 727,346 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 727,346 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.8% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BV11-B. BP11 is the general partner of BV11-B and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

3

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Ventures XI-A Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,859,965 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,859,965 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,859,965 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.2% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BV11-A SF. BP11SF is the general partner of BV11-A SF and the BV Managing Members are the managing members of BP11SF. Each of BP11SF and the BV Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

4

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Ventures XI-B Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 620,159 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 620,159 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 620,159 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.7% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BV11-B SF. BP11SF is the general partner of BV11-B SF and the BV Managing Members are the managing members of BP11SF. Each of BP11SF and the BV Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

5

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Investment Partners XI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 127,579 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 127,579 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 127,579 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BIP11. BP11 is the managing member of BIP11 and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

6

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Partners XI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,607,701 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,607,701 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,607,701 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.0% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; and (iii) 127,579 shares held by BIP11. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11 and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

7

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Partners XI Side Fund, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,480,124 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,480,124 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,480,124 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.8% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,859,965 shares held by BV11-A SF and (ii) 620,159 shares held by BV11-B SF. BP11SF is the general partner of each BV11-A SF and BV11-B SF and the BV Managing Members are the managing members of BP11SF. Each of BP11SF and the BV Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

8

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Ventures Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 327,766 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 327,766 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 327,766 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BV Select I. BP Select I is the general partner of BV Select I, BP Select I GP is the general partner of BP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I, BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

9

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Partners Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 327,766 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 327,766 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 327,766 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 327,766 shares are held by BV Select I. BP Select I is the general partner of BV Select I, BP Select I GP is the general partner of BP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I, BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

10

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Investment Partners Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 35,713 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 35,713 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,713 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held by BIP Select I. BP Select I GP is the general partner of BIP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

11

CUSIP No. 03213A104
1.	Names of Reporting Persons Battery Partners Select Fund I GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 363,479 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 363,479 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 363,479 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 327,766 shares held by BV Select I and (ii) 35,713 shares held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

12

CUSIP No. 03213A104
1.	Names of Reporting Persons Neeraj Agrawal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 142,955
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 142,955
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,594,259 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.4% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

13

CUSIP No. 03213A104
1.	Names of Reporting Persons Michael Brown
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 108,668
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 108,668
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,559,972 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.4% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

14

CUSIP No. 03213A104
1.	Names of Reporting Persons Jesse Feldman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 30,400
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 30,400
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,481,704 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

15

CUSIP No. 03213A104
1.	Names of Reporting Persons Morad Elhafed
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 363,479 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 363,479 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 363,479 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 327,766 shares held by BV Select I; and (ii) 35,713 shares held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

16

CUSIP No. 03213A104
1.	Names of Reporting Persons Russell Fleischer
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 42,304
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 42,304
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,493,608 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

17

CUSIP No. 03213A104
1.	Names of Reporting Persons Roger H. Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,276
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 5,276
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,456,580 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.2% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

18

CUSIP No. 03213A104
1.	Names of Reporting Persons Chelsea R. Stoner
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 134,554
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 134,554
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,585,858 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.4% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

19

CUSIP No. 03213A104
1.	Names of Reporting Persons Dharmesh Thakker
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,451,304 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.2% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

20

CUSIP No. 03213A104
1.	Names of Reporting Persons Scott R. Tobin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 7,451,304 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 7,451,304 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,451,304 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.2% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,752,776 shares held by BV11-A; (ii) 727,346 shares held by BV11-B; (iii) 2,859,965 shares held by BV11-A SF; (iv) 620,159 shares held by BV11-B SF; (v) 127,579 shares held by BIP11; (vi) 327,766 shares held by BV Select I; and (vii) 35,713 shares held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	This percentage is calculated based upon 90,407,503 shares of Common Stock outstanding as of August 2, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024.

21

Item 1.
(a)	Name of Issuer Amplitude, Inc.
(b)	Address of Issuer’s Principal Executive Offices 201 Third Street, Suite 200 San Francisco, CA 94103

Item 2.
(a)

Name of Person Filing

Battery Ventures XI-A, L.P. (“BV11-A”)

Battery Ventures XI-B, L.P. (“BV11-B”)

Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”)

Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”)

Battery Investment Partners XI, LLC (“BIP11”)

Battery Partners XI, LLC (“BP11”)

Battery Partners XI Side Fund, LLC (“BP11SF”)

Battery Ventures Select Fund I, L.P. (“BV Select I”)

Battery Partners Select Fund I, L.P. (“BP Select I”)

Battery Investment Partners Select Fund I, L.P. (“BIP Select I”)

Battery Partners Select Fund I GP, LLC (“BP Select I GP”)

Neeraj Agrawal (“Agrawal”)

Michael Brown (“Brown”)

Morad Elhafed (“Elhafed”)

Jesse Feldman (“Feldman”)

Russel Fleischer (“Fleischer”)

Roger H. Lee (“Lee”)

Chelsea Stoner (“Stoner”)

Dharmesh Thakker (“Thakker”)

Scott R. Tobin (“Tobin”)

(b)	Address of Principal Business Office or, if none, Residence Battery Ventures One Marina Park Drive Suite 1100 Boston, MA 02210

(c)	Citizenship
	Entities:	BV11-A	-	Delaware
		BV11-B	-	Delaware
		BV-11A SF	-	Delaware
		BV-11B SF	-	Delaware
		BIP11	-	Delaware
		BP11	-	Delaware
		BP11SF	-	Delaware
		BV Select I	-	Delaware
		BP Select I	-	Delaware
		BIP Select I	-	Delaware
		BP Select I GP	-	Delaware

Individuals:	Agrawal	-	United States
	Brown	-	United States
	Elhafed	-	United States
	Feldman	-	United States
	Fleischer	-	United States
	Lee	-	United States
	Stoner	-	United States
	Thakker	-	United States
	Tobin	-	United States
(d)	Title of Class of Securities Common Stock, $0.00001 par value (“Common Stock”)
(e)	CUSIP Number 03213A104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as of November 12, 2024:

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person
(b)	Percent of class: See Row 11 of cover page for each Reporting Person
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
	(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
	(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
	(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification
Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2024

BATTERY VENTURES XI-A, L.P.		BATTERY VENTURES XI-A SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY VENTURES XI-B, L.P.		BATTERY VENTURES XI-B SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY INVESTMENT PARTNERS XI, LLC		BATTERY PARTNERS XI SIDE FUND, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS XI, LLC

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

BATTERY VENTURES SELECT FUND I, L.P.		BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS SELECT FUND I, L.P.		BATTERY PARTNERS SELECT FUND I GP, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

NEERAJ AGRAWAL		ROGER H. LEE

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MICHAEL BROWN		CHELSEA R. STONER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MORAD ELHAFED		DHARMESH THAKKER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

JESSE FELDMAN		SCOTT R. TOBIN

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

RUSSELL FLEISCHER

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A	Joint Filing Agreement

EXHIBIT A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Amplitude, Inc. is filed on behalf of each of us.

Dated: November 12, 2024

BATTERY VENTURES XI-A, L.P.		BATTERY VENTURES XI-A SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY VENTURES XI-B, L.P.		BATTERY VENTURES XI-B SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY INVESTMENT PARTNERS XI, LLC		BATTERY PARTNERS XI SIDE FUND, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS XI, LLC

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

BATTERY VENTURES SELECT FUND I, L.P.		BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS SELECT FUND I, L.P.		BATTERY PARTNERS SELECT FUND I GP, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

NEERAJ AGRAWAL		ROGER H. LEE

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MICHAEL BROWN		CHELSEA R. STONER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MORAD ELHAFED		DHARMESH THAKKER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

JESSE FELDMAN		SCOTT R. TOBIN

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

RUSSELL FLEISCHER

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact